Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Sales Information for Month of April 2020

ST. PAUL, Minn. – May 14, 2020 − 3M (NYSE: MMM) today reported sales information for the month of April 2020. The company withdrew its full-year 2020 outlook on April 28, 2020, due to the uncertain impact of the COVID-19 pandemic, and committed to provide monthly updates until it is better able to forecast future performance.

Total sales for April declined 11 percent year-on-year to $2.3 billion. Organic local-currency sales (which includes organic volume impacts and selling price changes) declined 12 percent while acquisitions, net of divestitures, increased sales by 3 percent. Foreign currency translation reduced sales by 2 percent year-on-year.

“April sales results were largely in line with month-to-date trends we discussed during our first quarter earnings call,” said Mike Roman, 3M chairman and chief executive officer. “We remain focused on ensuring the health and safety of our employees, delivering for our customers and increasing production of much needed respirators as we fight this pandemic from all angles.”

Total sales grew 5 percent in Health Care, with declines of 5 percent in Consumer, 11 percent in Safety and Industrial, and 20 percent in Transportation and Electronics. Organic local-currency sales declined 3 percent in Consumer, 7 percent in Safety and Industrial, 10 percent in Health Care, and 18 percent in Transportation and Electronics.

The COVID-19 pandemic continues to impact 3M’s businesses in several ways. 3M has continued to experience strong end-market demand specifically in personal safety, electronics (semiconductor and data center), general cleaning, food safety and biopharma filtration. At the same time, several other end markets have experienced significant weakness due to factors including social distancing and shelter-in-place mandates. These end markets include oral care, automotive OEM and aftermarket, general industrial, commercial solutions, and stationery and office.

On a geographic basis, total sales declined 5 percent in Asia Pacific, 12 percent in EMEA (Europe, Middle East and Africa), and 13 percent in the Americas. Organic local-currency sales declined 5 percent in Asia Pacific (including China up 7 percent and Japan down 5 percent), EMEA declined 12 percent, and the Americas declined 17 percent (including the U.S. down 15 percent).

3M is participating virtually in the Goldman Sachs Industrials Conference today. Nick Gangestad, senior vice president and chief financial officer, will speak at 8 a.m. EDT. The event will be webcast live, and a replay will be available on 3M’s Investor Relations website at http://investors.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19); (3) liabilities related to certain fluorochemicals, including lawsuits concerning various PFAS-related products and chemistries, and claims and governmental regulatory proceedings and inquiries related to PFAS in a variety of jurisdictions; (4) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2019, and any subsequent quarterly reports on Form 10-Q (the “Reports”); (5) competitive conditions and customer preferences; (6) foreign currency exchange rates and fluctuations in those rates; (7) the timing and market acceptance of new product offerings; (8) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (11) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (12) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (13) the Company's credit ratings and its cost of capital. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports), as updated by applicable Current Reports on Form 8-K. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 96,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNews.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

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Tony Riter, 651-733-1141

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Media Contact:

Fanna Haile-Selassie, 651-736-0876